                   EXHIBIT 99(b)












           Audited Financial Statements


          Chemical Financial Corporation
             1992 Stock Purchase Plan
             for Subsidiary Directors


                 December 31, 1997

ERNST & YOUNG LLP      - Suite 1700                   - Phone: 313 596 7100
                         500 Woodward Avenue
                         Detroit, Michigan 48226-3426

          REPORT OF INDEPENDENT AUDITORS


Plan Administrator
Chemical Financial Corporation
1992 Stock Purchase Plan for
Subsidiary Directors

     We have audited the accompanying statements of financial condition of the Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors as of December 31, 1997 and 1996 and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors at December 31, 1997 and 1996, and the results of its operations and changes in its plan equity for each of the three years in the period December 31, 1997 in conformity with generally accepted accounting principles.

S/ ERNST & YOUNG LLP


Detroit, Michigan
January 14, 1998

    Ernst & Young LLP is a member of Ernst & Young International, Ltd.


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
           CHEMICAL FINANCIAL CORPORATION
             1992 STOCK PURCHASE PLAN
             FOR SUBSIDIARY DIRECTORS


         STATEMENTS OF FINANCIAL CONDITION


                                                             December 31,
                                                         1997           1996
                                                       --------      ---------
ASSETS
Cash                                                     $1,139         $1,913
Common stock receivable of Chemical
   Financial Corporation, at market value - (7,358
   shares at a cost of $263,868 at December 31, 1997
   and 7,740 shares at a cost of $265,449 at
   December 31, 1996)                                   329,270        291,194
                                                       --------       --------
Total assets                                           $330,409       $293,107
                                                       ========       ========
LIABILITIES AND PLAN EQUITY
Plan equity (46 participants at December 31,
   1997 and 50 participants at December 31, 1996)      $330,409       $293,107
                                                       ========       ========




              See accompanying notes.
















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
          CHEMICAL FINANCIAL CORPORATION
             1992 STOCK PURCHASE PLAN
             FOR SUBSIDIARY DIRECTORS


  STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY

                                   Years Ended December 31
                                                1997              1996            1995
                                            ----------        -----------      -----------
ADDITIONS
Participant contributions                   $  258,775        $   263,650      $   235,800
Dividend equivalents                             3,501              2,965            2,944
Other income                                     1,055                848
                                            ----------        -----------      -----------
                                               263,331            267,463          238,744

DEDUCTIONS
Plan distributions                             291,431            294,346          243,867
                                            ----------        -----------      -----------
                                               (28,100)           (26,883)          (5,123)

Net realized and unrealized appreciation
  in fair value of investments                  65,402             25,745           54,131
                                            ----------        -----------      -----------
Net increase (decrease)                         37,302             (1,138)          49,008
Plan equity at beginning of year               293,107            294,245          245,237
                                            ----------        -----------      -----------
Plan equity at end of year                  $  330,409        $   293,107      $   294,245
                                            ==========        ===========      ===========














              See accompanying notes.

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
          CHEMICAL FINANCIAL CORPORATION
             1992 STOCK PURCHASE PLAN
             FOR SUBSIDIARY DIRECTORS


           NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1997


NOTE 1 - DESCRIPTION OF THE PLAN

     The Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors (the Plan) was implemented by Chemical Financial Corporation (the Corporation) on April 30, 1992. The Plan is designed to provide non-employee directors and advisory directors of the Corporation's subsidiaries, who are neither directors or employees of the Corporation, with a convenient method of acquiring Corporation stock.

     Subsidiary directors and advisory directors, who elect to participate in the Plan, may elect to contribute to the Plan fifty percent or one hundred percent of their director board fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or advisory directors of the Corporation's subsidiaries. Participant contributions to the Plan are made by the Corporation's subsidiaries on behalf of each electing participant. Amounts remitted to the Plan are credited to a separate cash account for each participant. As of the last day of each month, each participant's cash account is debited for the purchase of whole shares of the Corporation's stock and credited to a separate participant stock account. The stock purchased under the Plan during the calendar year is issued by the Corporation directly to the participants in the following calendar year, in the month of January. The Plan provides for dividend equivalents to be credited to each participant's cash account, as of the dividend record date of the Corporation's common stock. Dividend equivalents are calculated by multiplying the Corporation's dividend rate by the number of shares of common stock in each participant's stock account, as of the Corporation's dividend record date. The Plan also provides for an appropriate credit to each participant's stock account for stock dividends, stock splits or other distributions of the Corporation's common stock by the Corporation. Fractional shares calculated as a result of the above adjustments are converted to cash based on the market price of the Corporation's common stock, and are credited to each participant's cash account. Plan participants may terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Plan

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
when they cease to serve as directors or advisory directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant will receive the shares of common stock of the Corporation in their participant stock account and the cash in their participant cash account.

     The Corporation expects to maintain the Plan indefinitely, however it reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him/her prior to the date of such amendment or termination.







































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                    CHEMICAL FINANCIAL CORPORATION
                       1992 STOCK PURCHASE PLAN
                       FOR SUBSIDIARY DIRECTORS

                     NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997


NOTE 1 - DESCRIPTION OF THE PLAN (continued)

     The Plan provides that all expenses of the Plan and its administration shall be paid by the Corporation.

     The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as taxable income the contributions made to the Plan by the Corporation's subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants' cash accounts are taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash is credited to the participant cash account. Upon disposition of the common stock of Chemical Financial Corporation purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

VALUATION OF COMMON STOCK RECEIVABLE

     Common stock receivable of Chemical Financial Corporation is recorded at the fair market value of the number of shares receivable at the end of the period. Market value is based on the closing bid price of the Corporation's stock at year end ($44.75 per share at December 31, 1997 and $37.62 per share at December 31, 1996). The number of shares receivable and closing bid prices were adjusted for the 5% stock dividend paid on Chemical Financial Corporation common stock on December 30, 1997.

INCOME

     Dividend equivalents and fractional share interests are accrued on the Corporation's dividend or other record date.

CONTRIBUTIONS

     Contributions are accounted for on the accrual basis.


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
                    CHEMICAL FINANCIAL CORPORATION
                       1992 STOCK PURCHASE PLAN
                       FOR SUBSIDIARY DIRECTORS

                     NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997


NOTE 3 - CONTRIBUTIONS

     Contributions for participants by the participating companies were as follows:

                                                        YEARS ENDED DECEMBER 31
PARTICIPATING COMPANY                           1997              1996             1995
                                           -----------        -----------      -----------
Chemical Bank and Trust Co.                $    70,700        $    73,025      $    66,600
Chemical Bank Bay Area                          33,100             37,525           54,000
Chemical Bank Central                           26,400             22,050           20,500
Chemical Bank Thumb Area                        26,650             21,200              600
Chemical Bank Michigan                          29,750             31,750           22,650
Chemical Bank Montcalm                          15,000             19,500           17,100
Chemical Bank North                              3,150              4,650            4,200
Chemical Bank South                             19,125             19,425           16,600
Chemical Bank West                               8,900              8,625            8,800
Chemical Bank Key State                         20,000             20,400           12,950
CFC Data Corp                                    6,000              5,500           11,800
                                           -----------        -----------      -----------
          Total Contributions              $   258,775        $   263,650      $   235,800
                                           ===========        ===========      ===========

















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